Exhibit 99.1
Granite Reports First Quarter 2026 Results
•Q1 revenue increased 30% year-over-year to $912 million
•Q1 net loss of $42 million compared to a net loss of $34 million for the same period in the prior year and adjusted net income (1) of $12 million compared to adjusted net income of $0.2 million for the same period in the prior year
•Q1 diluted EPS of $(0.96) compared to diluted EPS of $(0.77) for the same period in the prior year and adjusted diluted EPS (1) of $0.26 compared to adjusted diluted EPS of $0.01 for the same period in the prior year
•Q1 adjusted EBITDA (1) increased 106% year-over-year to $58 million
•Committed and Awarded Projects (“CAP”) (2) increased sequentially $200 million to $7.2 billion
•Completed the acquisition of Kenny Seng Construction on April 23, 2026, expanding our vertically-integrated home market in Utah
•Raised 2026 fiscal year guidance
WATSONVILLE, Calif. - Granite (NYSE: GVA) today announced results for the quarter ended March 31, 2026.
First Quarter 2026 Results
Net loss attributable to Granite totaled $42 million, or $(0.96) per diluted share, compared to net loss attributable to Granite of $34 million, or $(0.77) per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite (1) totaled $12 million, or $0.26 per diluted share, compared to adjusted net income attributable to Granite of $0.2 million, or $0.01 per diluted share, for the same period in the prior year.
•Revenue increased $212 million to $912 million compared to $700 million for the same period in the prior year.
•Gross profit increased $26 million to $110 million compared to $84 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $25 million to $141 million, or 15.4% of revenue, compared to $116 million, or 16.6% of revenue, for the same period in the prior year.
•Adjusted EBITDA increased $30 million to $58 million compared to $28 million for the same period in the prior year.
“Building on our momentum from the fourth quarter, we are off to a strong start across both our construction and materials segments,” said Kyle Larkin, Granite President and Chief Executive Officer. “In construction, our teams across key federal, state and local and private end markets have been highly active, driving CAP to a new record of $7.2 billion. Our markets remain healthy, with robust pipelines that provide clear opportunities to continue to grow CAP. Our materials segment is also performing well. Demand for both aggregates and asphalt has been strong, resulting in volume growth and pricing increases that have met our expectations year-to-date. In addition, we recently announced the acquisition of Kenny Seng Construction in Utah, which continues our strategy of strengthening and expanding our home markets by adding high-quality businesses to our portfolio. We continue to actively evaluate and pursue M&A opportunities and expect to complete several acquisitions this year.”
“Given our first quarter performance and recent project awards, including tactical infrastructure for the U.S. Customs and Border Protection, as well as the acquisition of Kenny Seng Construction, we are increasing our fiscal year 2026 guidance. We expect 2026 to be a year of meaningful growth and believe Granite is positioned for continued growth in 2027.”

(1)Adjusted net income/loss, adjusted diluted earnings/loss per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Three Months ended March 31, 2026 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended March 31,
	2026	2025	Change
Revenue	$766,054	$614,618	$151,436	24.6%
Gross profit	$102,180	$85,438	$16,742	19.6%
Gross profit as a % of revenue	13.3%	13.9%
Revenue increased year-over-year, driven primarily by higher CAP entering the quarter and $43 million from our recently acquired businesses, Warren Paving and Papich Construction. Gross profit increased year-over-year as a result of the increase in revenue and improved execution across our project portfolio. Gross profit as a percent of revenue decreased primarily due to a claim settlement which did not recur in the current year.

CAP increased $200 million sequentially to $7.2 billion, an increase of $1.4 billion year-over-year. As of March 31, 2026, CAP included $640 million of tactical infrastructure projects for U.S. Customs and Border Protection that should be substantially realized over 2026 and 2027.

Materials Segment
	Three Months Ended March 31,
	2026	2025	Change
Revenue	$146,411	$84,929	$61,482	72.4%
Gross profit (loss)	$7,725	$(1,589)	$9,314	(586.2)%
Gross profit (loss) as a % of revenue	5.3%	(1.9)%
Cash gross profit(1)	$25,800	$10,477	$15,323	146.3%
Cash gross profit as a % of revenue(1)	17.6%	12.3%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Revenue, gross profit and cash gross profit improved year-over-year primarily driven by revenue from our recently acquired businesses, Warren Paving, Papich Construction and Cinderlite, of $50 million. Gross profit margin and cash gross profit margin increased year-over-year leading to a segment level improvement of 720 basis points and 530 basis points, respectively.

Outlook
We are updating our 2026 fiscal year guidance as noted below:
•Revenue raised to a range of $5.2 billion to $5.4 billion from a range of $4.9 billion to $5.1 billion
•Adjusted EBITDA margin raised to a range of 12.25% to 13.25% from a range of 12.0% to 13.0%
•SG&A expense as a percent of revenue lowered to a range of 8.25% to 8.75% from a range of 8.5% to 9.0% of revenue, inclusive of an estimated $48 million of stock-based compensation expense
•Effective tax rate for adjusted net income unchanged in the mid-20s
•Capital expenditures unchanged with a range of approximately $140 million to $160 million, including approximately $50 million in planned strategic materials investments.
“Based on our strong performance to date, recent additions to CAP and the addition of Kenny Seng Construction, we are raising our full-year 2026 guidance for revenue and adjusted EBITDA margin,” said Staci Woolsey, Executive Vice President and Chief Financial Officer. “Our increased guidance reflects disciplined execution across our businesses, improved SG&A leverage, and sustained demand in our markets, while maintaining our previously communicated outlook for capital deployment and tax assumptions.”

We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

Conference Call
Granite will conduct a conference call today, April 30, 2026, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2026. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through May 7, 2026, by calling 1-855-669-9658, replay access code 9616718; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified vertically-integrated civil contractors and construction materials producers in the United States. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, X, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, robust pipelines that provide clear opportunities to continue to grow CAP, actively evaluating and pursuing M&A opportunities, our expectation of completing several acquisitions this year, increasing our fiscal year 2026 guidance, our expectation that 2026 will be a meaningful year of growth and our belief that Granite is positioned for continued growth in 2027, tactical infrastructure projects should be substantially realized over 2026 and 2027, 2026 fiscal year guidance, including revenue, adjusted EBITDA margin, SG&A expense, including estimated stock-based compensation expense, effective tax rate, capital expenditures, including estimated planned strategic materials investments, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are based on management’s current beliefs, assumptions and estimates. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$265,714	$529,220
Short-term marketable securities	49,191	71,021
Receivables, net	636,513	630,392
Contract assets	283,979	236,879
Inventories	168,789	143,129
Equity in unconsolidated construction joint ventures	126,857	134,670
Other current assets	73,663	66,920
Total current assets	1,604,706	1,812,231
Property and equipment, net	1,242,501	1,260,823
Long-term marketable securities	32,616	49,534
Investments in affiliates	97,985	96,764
Goodwill	400,536	400,814
Intangible assets, net	174,496	179,548
Right of use assets	149,438	152,678
Other noncurrent assets	77,361	78,001
Total assets	$3,779,639	$4,030,393

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$379,794	$375,896
Accounts payable	430,306	430,298
Contract liabilities	356,860	327,372
Accrued expenses and other current liabilities	311,882	348,179
Total current liabilities	1,478,842	1,481,745
Long-term debt	861,187	963,233
Long-term lease liabilities	122,753	125,733
Deferred income taxes, net	143,458	141,489
Other long-term liabilities	92,359	96,660
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,746,424 shares as of March 31, 2026 and 43,496,781 shares as of December 31, 2025	437	435
Additional paid-in capital	301,499	402,391
Accumulated other comprehensive income	2,995	1,581
Retained earnings	727,190	774,641
Total Granite shareholders’ equity	1,032,121	1,179,048
Non-controlling interests	48,919	42,485
Total equity	1,081,040	1,221,533
Total liabilities and equity	$3,779,639	$4,030,393

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue	$912,465	$699,547
Cost of revenue	802,560	615,698
Gross profit	109,905	83,849
Selling, general and administrative expenses	140,950	115,911
Other costs, net	3,037	9,426
Gain on sales of property and equipment, net	(2,949)	(1,737)
Operating loss	(31,133)	(39,751)
Other (income) expense:
Interest income	(5,849)	(6,268)
Interest expense	16,332	7,757
Equity in income of affiliates, net	(3,473)	(1,094)
Other (income) expense, net	10,365	(63)
Total other expense, net	17,375	332
Loss before income taxes	(48,508)	(40,083)
Benefit from income taxes	(12,119)	(11,756)
Net loss	(36,389)	(28,327)
Amount attributable to non-controlling interests	(5,310)	(5,329)
Net loss attributable to Granite	$(41,699)	$(33,656)

Net loss per share attributable to common shareholders:
Basic	$(0.96)	$(0.77)
Diluted	$(0.96)	$(0.77)
Weighted average shares outstanding:
Basic	43,529	43,463
Diluted	43,529	43,463

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2026	2025
Operating activities:
Net loss	$(36,389)	$(28,327)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	42,012	30,171
Amortization related to long-term debt	2,305	1,081
Convertible debt inducement expense and related charges	9,704	—
Gain on sales of property and equipment, net	(2,949)	(1,737)
Stock-based compensation	41,186	32,217
Equity in net income from unconsolidated construction joint ventures	(1,387)	(1,246)
Net income from affiliates	(3,473)	(1,094)
Other non-cash adjustments	(447)	164
Changes in assets and liabilities	(81,434)	(27,582)
Net cash provided by (used in) operating activities	$(30,872)	$3,647
Investing activities:
Purchases of marketable securities	—	(134,653)
Maturities of marketable securities	39,000	7,100
Purchases of property and equipment	(26,141)	(32,206)
Proceeds from sales of property and equipment	8,646	3,449
Other investing activities	992	—
Net cash provided by (used in) investing activities	$22,497	$(156,310)
Financing activities:
Debt repayments	(288,798)	(274)
Proceeds from partial unwind of capped call	56,675	—
Cash dividends paid	(5,655)	(5,652)
Repurchases of common stock	(18,441)	(15,209)
Contributions from non-controlling partners	2,400	—
Distributions to non-controlling partners	(1,275)	(25,450)
Other financing activities, net	(37)	(8)
Net cash used in financing activities	$(255,131)	$(46,593)
Net decrease in cash and cash equivalents	(263,506)	(199,256)
Cash and cash equivalents at beginning of period	529,220	578,330
Cash and cash equivalents at end of period	$265,714	$379,074

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, we believe that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates.

We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of stock-based compensation expense, convertible debt inducement expense and related charges and other costs, net, which include strategic acquisition and integration expenses, and in 2025 legal fees for the defense of a former company officer in his now resolved civil litigation with the Securities and Exchange Commission and reorganization costs.
We provide adjusted income before income taxes, adjusted provision for (benefit from) income taxes, adjusted net income attributable to Granite, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Acquired intangible asset amortization and acquisition-related depreciation;
•Stock-based compensation expense;
•Convertible debt inducement expense and related charges; and
•Other costs, net as described above.
We also provide cash gross profit and cash gross profit per ton for the materials segment and product lines to exclude the impact of non-cash costs from gross profit. Non-cash costs include depreciation, depletion and amortization, and, starting in the first quarter of 2026, unrealized gains and losses from the change in fair value of commodity derivative instruments included in cost of revenue. Cash gross profit and cash gross profit per ton are presented to illustrate the operational performance generated by the assets of the materials segment and its product lines. In addition, we exclude barge delivery revenue from our calculation of average selling price per ton to improve comparability with prior periods. The acquisition of Warren Paving introduced barge delivery revenue starting in the third quarter of 2025.
We believe that these additional non-GAAP financial measures are useful in evaluating operating performance, are regularly used by securities analysts, institutional investors and other interested parties, and facilitate comparisons to prior periods and between industry peer companies. Additionally, we use these non-GAAP financial measures in evaluating our performance. However, the reader is cautioned that any non-GAAP financial measures provided by us are provided in addition to, and not as alternatives for, our reported results prepared in accordance with GAAP. Items that may have a significant impact on our financial position, results of operations and cash flows must be considered when assessing our actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by us to calculate non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by us may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended March 31,
	2026	2025
EBITDA:
Net loss attributable to Granite	$(41,699)	$(33,656)
Net loss margin(2)	(4.6)%	(4.8)%

Depreciation, depletion and amortization expense(3)	42,567	30,352
Benefit from income taxes	(12,119)	(11,756)
Interest expense, net	10,483	1,489
EBITDA(1)	$(768)	$(13,571)
EBITDA margin(1)(2)	(0.1)%	(1.9)%

ADJUSTED EBITDA:
Stock-based compensation	45,763	32,217
Convertible debt inducement expense and related charges	9,704	—
Other costs, net	3,037	9,426
Adjusted EBITDA(1)	$57,736	$28,072
Adjusted EBITDA margin(1)(2)	6.3%	4.0%
(1)We define EBITDA as GAAP net income/loss attributable to Granite, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of stock-based compensation, convertible debt inducement expense and related charges and other costs, net as described above.
(2)Represents net income/loss, EBITDA and adjusted EBITDA divided by consolidated revenue of $912.5 million and $699.5 million for the three months ended March 31, 2026 and 2025, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Loss before income taxes	$(48,508)	$(40,083)
Acquired intangible asset amortization and acquisition-related depreciation	10,558	3,987
Stock-based compensation	45,763	32,217
Convertible debt inducement expense and related charges	9,704	—
Other costs, net	3,037	9,426
Adjusted income before income taxes	$20,554	$5,547

Benefit from income taxes	$(12,119)	$(11,756)
Tax effect of adjusting items(1)	15,285	11,750
Adjusted provision for (benefit from) income taxes	$3,166	$(6)

Net loss attributable to Granite	$(41,699)	$(33,656)
After-tax adjusting items	53,777	33,880
Adjusted net income attributable to Granite	$12,078	$224

Diluted weighted average shares of common stock	43,529	43,463
Add: dilutive effect of restricted stock units and Convertible Notes	9,957	9,012
Less: dilutive effect of Convertible Notes(2)	(6,607)	(8,068)
Adjusted diluted weighted average shares of common stock	46,879	44,407

Diluted net loss per share attributable to common shareholders	$(0.96)	$(0.77)
After-tax adjusting items per share attributable to common shareholders	1.22	0.78
Adjusted diluted earnings per share attributable to common shareholders	$0.26	$0.01
(1)The tax effect of adjusting items was calculated using our estimated annual statutory tax rate. The tax effect of adjusting items for the three months ended March 31, 2026 excludes the convertible debt inducement expense and related charges as they were non-tax deductible.
(2)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. We entered into capped call transactions relating to both the 3.25% and 3.75% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes up to the capped call price is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT PRODUCT LINE INFORMATION
(Unaudited - in thousands, except per ton data)

	Materials Product Line(1)			Total Materials Segment
Three Months Ended March 31, 2026	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$90,973	$55,438	$—	$146,411
Internal revenue(3)	26,703	33,199	(59,902)	—
Total Revenue	$117,676	$88,637	$(59,902)	$146,411

Sales tons	5,262	1,037
Average selling price per ton(4)	$19.65	$85.47

Gross profit	$9,780	$1,320	$(3,375)	$7,725
Gross profit as a % of revenue	8.3%	1.5%	NM	5.3%
Gross profit per ton	$1.86	$1.27

Non-cash costs(5)	15,272	4,201	(1,398)	18,075
Cash gross profit	$25,052	$5,521	$(4,773)	$25,800
Cash gross profit as a % of revenue	21.3%	6.2%	NM	17.6%
Cash gross profit per ton	$4.76	$5.32

	Materials Product Line(1)			Total Materials Segment
Three Months Ended March 31, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$40,402	$43,982	$545	$84,929
Internal revenue(3)	18,512	17,027	(35,539)	—
Total Revenue	$58,914	$61,009	$(34,994)	$84,929

Sales tons	3,768	733
Average selling price per ton(4)	$15.64	$83.23

Gross profit (loss)	$3,740	$(2,804)	$(2,525)	$(1,589)
Gross profit (loss) as a % of revenue	6.3%	(4.6)%	NM	(1.9)%
Gross profit (loss) per ton	$0.99	$(3.83)

Non-cash costs(5)	8,320	3,670	76	12,066
Cash gross profit	$12,060	$866	$(2,449)	$10,477
Cash gross profit as a % of revenue	20.5%	1.4%	NM	12.3%
Cash gross profit per ton	$3.20	$1.18
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as unrealized gains and losses on commodity derivatives and eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the three months ended March 31, 2026 and March 31, 2025 were $51.1 million and $20.7 million, respectively.
(4)Aggregate average selling price per ton for the three months ended March 31, 2026 was calculated by dividing total aggregate revenue of $117.7 million, less $14.3 million of revenues associated with barge delivery, or $103.4 million, by sales tons for the period. There was no adjustment in the three months ended March 31, 2025.
(5)Non-cash costs include depreciation, depletion and amortization, and, starting in the first quarter of 2026, unrealized gains and losses from the change in fair value of commodity derivative instruments included in cost of revenue. Unrealized gains and losses on commodity derivatives were immaterial in prior periods, and therefore cash gross profit is unchanged from what was previously presented.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated